________________________________________________________________________________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 21, 2014

Nortek, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34697	05-0314991
(Commission File Number)	(I.R.S. Employer Identification No.)

50 Kennedy Plaza, Providence, Rhode Island	02903-2360
(Address of Principal Executive Offices)	(Zip Code)

(401) 751-1600
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

________________________________________________________________________________________________________________________________________________________

Item 1.01.     Entry into a Material Definitive Agreement.
On March 21, 2014, Nortek, Inc. (the “Company”) entered into a Purchase and Sale Agreement (the “Agreement”) by and among the Company, and Thomas & Betts Corporation (“T&B”), Thomas & Betts Netherlands B.V., Thomas & Betts International, LLC, Thomas & Betts Holdings (U.K.) Limited, and Thomas & Betts Monterrey S. de R.L. de C.V. Pursuant and subject to the terms and conditions of the Agreement, the Company will acquire T&B’s heating, ventilation and air conditioning business (the “Business”) for approximately $260 million on a cash- and debt-free basis, subject to certain adjustments at closing and post-closing. The transaction is subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Item 2.03	Creation of a Direct Financial Obligations or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
In connection with the acquisition of Business, the Company will refinance all of the outstanding secured debt under its existing term loan facility, which currently has an aggregate principal amount of approximately $93 million. The purchase price, as well as the refinancing of the term loan indebtedness, is expected to be financed with new debt and cash on the Company’s balance sheet. Concurrently with the entry into the Agreement, the Company entered into a commitment letter, dated March 21, 2014, with Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Royal Bank of Canada, RBC Capital Markets, UBS AG Stamford Branch and UBS Securities LLC that provides a commitment, subject to satisfaction of standard conditions, for a senior secured term loan facility of up to $350.0 million.

Item 7.01     Regulation FD Disclosure.

A copy of the press release, dated March 21, 2014 announcing the transaction is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits

99.1     Press Release, dated March 21, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NORTEK, INC.

By: /s/ Kevin W. Donnelly
Name: Kevin W. Donnelly
Title: Senior Vice President, General
Counsel and Secretary

Date: March 21, 2014

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated March 21, 2014.